Exhibit 99.1

LIMITED BRANDS REPORTS 2004 FIRST QUARTER EARNINGS; ANNOUNCES SHARE REPURCHASE PROGRAM

Columbus, Ohio, May 17, 2004 — Limited Brands (NYSE: LTD) today reported 2004 first quarter results.

On a reported basis, earnings per share were $0.19 for the first quarter compared to $0.19 last year. Operating income was $119.4 million compared to $109.1 million last year, and net income was $96.6 million compared to $97.5 million last year.

On an adjusted basis, first quarter earnings per share increased 44% to $0.13 compared to $0.09 last year, operating income was $119.4 million compared to $109.1 million last year, and net income was $67.8 million compared to $49.8 million last year.

Comparable store sales for the quarter ended May 1, 2004 increased 8% and net sales of $1.978 billion increased 7% compared to sales of $1.842 billion last year.

The Company stated that it is comfortable with a second quarter earnings per share estimate at the low end of its previous guidance of $0.23 to $0.26. For the full year 2004, the Company anticipates an earnings per share increase of 14% to 17% versus 2003’s adjusted result of $1.11.

Additionally, as part of its ongoing strategy to return value to its shareholders the Company announced that its Board of Directors has authorized a $100 million share repurchase plan. This additional repurchase plan follows the successful completion of its March 2004 tender offer to repurchase $1 billion of its common stock.

Adjusted Results

Adjusted results, which are non-GAAP financial measures, are presented in order to improve investors’ understanding of financial results and improve comparability of financial information from period to period. Please refer to the attached income statements for the quarter for a reconciliation of reported and adjusted results. Adjusted results as reported above include the following:

Adjustment Related to New York & Company:

•	Adjustment to exclude a first quarter 2004 pretax non-operating gain of $44.9 million, or $0.06 per share, resulting from the repayment of New York & Company’s $75 million subordinated note held by Limited Brands plus accrued interest of approximately $10 million. The note was repaid prior to its scheduled maturity of November 26, 2009. Additionally, New York & Company purchased warrants representing approximately 13% of New York & Company’s common equity held by Limited Brands, for $20 million. The note and warrants were part of the consideration received by Limited Brands for the sale of New York & Company in November 2002.

Adjustment Related to Alliance Data Systems:

•	Adjustment to exclude a first quarter 2003 pretax non-operating gain of $79.7 million, or $0.09 per share, resulting from the sale of approximately half of the Company’s interest (7 million shares) in Alliance Data Systems Corporation (NYSE: ADS) in a secondary offering.

To hear the Company’s live first quarter earnings conference call, log on to www.LimitedBrands.com at 8:00 a.m. EDT on Monday May 17, 2004, or call 1-877-601-1433. To hear a replay of the earnings call, dial 1-800-337-6551, followed by the ID code LTD (583). An audio replay of the conference call, as well as additional financial information, will also be available at www.LimitedBrands.com.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Bath & Body Works, Express, Express Men’s, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 3,871 specialty stores. Victoria’s Secret products are also available through the catalogue and www.VictoriasSecret.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this press release or the first quarter earnings call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or the first quarter earnings call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production; availability of suitable store locations on appropriate terms and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The forward-looking information provided in this press release or the first quarter earnings call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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For further information, please contact:

Tom Katzenmeyer

Senior Vice President, Investor, Media and Community Relations

Limited Brands

614-415-7076

www.LimitedBrands.com

(attachments: Consolidated Statements of Income and Reconciliation of Adjusted Results, page 3)

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RECONCILIATION OF ADJUSTED RESULTS

THIRTEEN WEEKS ENDED MAY 1, 2004 AND MAY 3, 2003

(Unaudited)

(In thousands except per share amounts)

	2004			2003
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net Sales	$1,978,203	—	$1,978,203	$1,842,297	—	$1,842,297
Gross Income	675,654	—	675,654	612,063	—	612,063
General, Administrative and Store Operating Expenses	(556,282)	—	(556,282)	(503,012)	—	(503,012)

Operating Income	119,372	—	119,372	109,051	—	109,051
Interest Expense	(11,643)	—	(11,643)	(26,970)	—	(26,970)
Interest Income	7,974	—	7,974	9,234	—	9,234
Other Income (Loss)	40,934	$(44,857)	(3,923)	(8,471)	—	(8,471)
Gain on Investee’s Stock	—	—	—	79,686	$(79,686)	—

Income Before Income Taxes	156,637	(44,857)	111,780	162,530	(79,686)	82,844
Provision for Income Taxes	60,000	(16,000)	44,000	65,000	(32,000)	33,000

Net Income	$96,637	$(28,857)	$67,780	$97,530	$(47,686)	$49,844

Net Income Per Share	$0.19		$0.13	$0.19		$0.09

Weighted Average Shares Outstanding	515,439		515,439	527,032		527,032

See Attached Notes to Consolidated Statements of Income and Reconciliation of Adjusted Results.

LIMITED BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND

RECONCILIATION OF ADJUSTED RESULTS

The “Adjusted Results” provided in the attached unaudited Consolidated Statements of Income and Reconciliation of Adjusted Results are non-GAAP financial measures and reflect the following:

Fiscal 2004

In the first quarter of 2004, adjusted results exclude a $44.9 million pretax, non-operating gain resulting from the repayment of New York & Company’s $75 million subordinated note held by Limited Brands plus accrued interest of approximately $10 million. Additionally, New York & Company purchased warrants representing approximately 13% of New York & Company’s common equity held by Limited Brands, for $20 million. The note and warrants were part of the consideration received by Limited Brands for the sale of New York & Company in November 2002.

Fiscal 2003

In the first quarter of 2003, adjusted results exclude a $79.7 million pretax, non-operating gain resulting from the sale of approximately one-half of the Company’s investment in Alliance Data Systems Corporation.

The Unaudited Adjusted Consolidated Statements of Income should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. Further, the Company’s definition of adjusted income information may differ from similarly titled measures used by other companies. While it is not possible to predict future results, management believes the adjusted information is useful for the assessment of the ongoing operations of the Company. The Unaudited Adjusted Consolidated Statements of Income should be read in conjunction with the Company’s historical financial statements and notes thereto contained in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K.